EXHIBIT 2.2


                                                                EXECUTION COPY


                              AMENDMENT NO. 1 TO

                     SERIES B CONVERTIBLE PREFERRED STOCK

                            SUBSCRIPTION AGREEMENT

         This AMENDMENT NO. 1 (this "Amendment") with respect to the Series B Convertible Preferred Stock Subscription Agreement (the "Agreement") dated August 26, 2004, between Moscow CableCom Corp. (formerly known as Andersen Group Inc.), a Delaware corporation (the "Company"), and Columbus Nova Investments VIII Ltd., a Bahamas company ("CN" and together with the Company, the "Parties" and each individually a "Party"), is made and entered into by the Parties as of December 1, 2004. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

         WHEREAS, as a result of the application of the National Association of Securities Dealers, Inc. Rule 4351, the voting rights of the Series B Preferred Stock may be less than one (1) vote per share, and

         WHEREAS, the Parties would like to amend the Agreement to reflect this change in the voting rights of the Series B Preferred Stock, in accordance with the terms and conditions of this Amendment;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:

1.       Amendment to the Certificate of Amendment

         The Parties hereby agree to amend the Agreement to provide that each share of Series B Stock shall have such number of votes equal to the quotient (rounded to the nearest five decimal places) of $5.00 divided by the closing bid price of one share of Common Stock reported in The Nasdaq Stock Market for the last complete trading session prior to the Closing Date; provided, however, that a share of Series B Stock shall not be entitled to a greater number of votes than the number of votes to which a share of Common Stock shall be entitled, and, provided further, that, if the holders of shares of Series B Stock are entitled to vote as a separate class with respect to any matter, each share of Series B Stock shall, for purpose of such vote, be entitled to one vote on such matter. The form of the Certificate of Amendment is hereby amended and restated in its entirety to reflect the foregoing and is attached hereto as Attachment I.

2.       Amendment to the Purchaser's Conditions to Closing

         Section 6.03 of the Agreement shall be amended by adding condition 6.03(h), which shall state as follows:

         "(h) The Purchaser shall have received irrevocable proxies, substantially in the form of Attachment III to this Agreement, from stockholders of the Company with respect to 800,000 shares of Common Stock (or such lesser number of shares that, together with (i) the 200,000 shares of Common Stock that are subject to the Irrevocable Proxy and Power of Attorney dated December 1, 2004, among the Purchaser, Oliver Grace, Jr., Francis E. Baker and The Anglo American Security Fund, L.P., and (ii) the votes to which the New Securities are entitled when voting as one class with the Common Stock, shall have such number of votes equal to the number of votes to which 4,500,000 shares of Common Stock are entitled as of the Closing
         Date)."

         Attachment III to the Agreement shall be in the form of Attachment II to this Amendment.

3.       Release

         Subject to satisfaction or waiver of condition 6.03(h) of the Subscription Agreement (or the deemed satisfaction or waiver of such condition in the event of the Closing of the Transactions), each of the Parties confirms that it shall have no claim outstanding against the other Party or any of its Affiliates for breach of the provisions of the Agreement that are amended pursuant to this Amendment and each Party waives all and any rights it has to bring a claim for breach by the other Party of the provisions of the Agreement that are amended pursuant to this Amendment.

4.       Governing law

         This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

5.       Counterparts

         This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.


         COLUMBUS NOVA INVESTMENTS VIII LTD.


         By /s/ Andrew Intrater
            ----------------------------
         Name:   Andrew Intrater
         Title:  Attorney-in-Fact


         MOSCOW CABLECOM CORP.


         By /s/ Oliver R. Grace, Jr.
            -----------------------------
         Name:   Oliver R. Grace, Jr.
         Title:  Chief Executive Officer